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                                                                    EXHIBIT 99.1

                                                          Contact:  Larry Dorman
                                                                    760-931-1771


                   ELY CALLAWAY SUCCUMBS TO CANCER AT AGE 82

     CARLSBAD, Calif./July 5, 2001/Ely Callaway, the Founder and Chairman of the Board of Callaway Golf Company (NYSE:ELY), passed away early in the morning on July 5, 2001, a company spokesman announced. Mr. Callaway was 82, and had been diagnosed with pancreatic cancer in April of this year.

     "Ely passed away quietly at his home at about 2:30 A.M. while being attended by family, a few close friends and medical staff," said Larry Dorman, Senior Vice President of Global Press, Public and Media Relations. "We will all miss him very much, and send our deepest sympathies to the family at this time of great loss for us all."

     Mr. Callaway founded Callaway Golf in 1982. He had retired as President and CEO in May, implementing a management succession plan that elected Ron Drapeau to those positions. "The 2,500 employees of Callaway Golf, and their families, all thank Ely for what he has done for them," said Mr. Drapeau. "We will all continue to honor his memory by doing our very best on behalf of the company that he created."

     Mr. Callaway is survived by his three children: Reeves Callaway, Lisa Callaway and Nicholas Callaway. Memorial services are being planned. Mr. Callaway requested prior to his death that donations be made to either the Callaway Golf Company Foundation or the San Diego Hospice in lieu of flowers.

     Callaway Golf Company makes and sells Big Bertha(R) Metal Woods and Irons, including Big Bertha ERC(R) II Forged Titanium Drivers, Big Bertha Hawk Eye(R) VFT(TM) and Big Bertha Hawk Eye VFT Pro Series Titanium Drivers and Fairway Woods, Big Bertha Steelhead Plus(TM) Stainless Steel Drivers and Fairway Woods, Hawk Eye Tungsten Injected(TM) Titanium Irons, Steelhead(TM) X-14(R) and Steelhead X-14 Pro Series Stainless Steel Irons. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Hot(R), TriHot(TM), and Dual Force(R) Putters. Callaway Golf Company makes and sells the Callaway Golf(R) "Rule 35"(R) Firmfeel(TM) and Softfeel(TM) golf balls, and the CB1(TM) Red and CB1 Blue golf balls. For more information about Callaway Golf Company, please visit our Web sites at www.callawaygolf.com and www.odysseygolf.com.